Exhibit 5.1

February 13, 2018

Helios and Matheson Analytics Inc.
Empire State Building, 350 Fifth Avenue

New York, New York 10118

Re:	Helios and Matheson Analytics Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Helios and Matheson Analytics Inc., a Delaware corporation (the “Company”), in connection with its filing of (i) a Registration Statement on Form S-3 (Registration No. 333-222685) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) (the “Registration Statement”), (ii) the base prospectus dated as of February 9, 2018 (the “Base Prospectus”) included in the Registration Statement and (iii) the prospectus supplement dated as of February 13, 2018 (the “Prospectus Supplement” and together with the Base Prospectus as supplemented from time to time by one or more prospectus supplements, the “Prospectus”) to be filed with the Commission on February 13, 2018 by the Company, pursuant to Rule 424 promulgated under the Act. The Prospectus relates to the public offering of an aggregate of (A) 7,425,000 Series A-1 units (the “Series A-1 Units”), with each Series A-1 Unit consisting of (i) one share (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and (ii) one Series A-1 Warrant to purchase one share of Common Stock (the “Series A-1 Warrants”); and (B) 11,675,000 Series B-1 units (the “Series B-1 Units”, and together with the “Series A-1 Units”, the “Units”), with each Series B-1 Unit consisting of (i) one pre-funded Series B-1 Warrant to purchase one share of Common Stock (the “Series B-1 Warrants”, and together with the Series A-1 Warrants, the “Warrants”) and (ii) one Series A-1 Warrant. The shares of Common Stock issuable upon exercise of the Warrants are referred to herein as the “Warrant Shares.” The Units, the Shares, the Warrants and the Warrant Shares, are collectively referred to herein as the “Securities.”

The Units are being sold pursuant to an underwriting agreement dated February 13, 2018 between Canaccord Genuity Inc., as the representative of the underwriters, and the Company (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Securities.

We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and, as to the Warrants constituting valid and binding obligations of the Company, the laws of the State of New York. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We express no opinion herein concerning any state securities or blue sky laws.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that: (i) the Shares have been duly authorized for issuance, and when issued against payment therefor pursuant to the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable; (ii) the Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and (iii) the Warrant Shares have been duly authorized for issuance, and when issued and sold against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

The opinion in clause (ii) above is subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, as further limited above, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

This opinion is rendered to you in connection with the offering described above. This opinion may not be relied upon for any other purpose, or furnished to, quoted or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Current Report on Form 8-K of the Company being filed on the date hereof and to the reference to our firm in the Prospectus and the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP

GREENBERG TRAURIG, LLP